Heritage

                       ASSIGNMENT OF LEASE AGREEMENT

     THIS ASSIGNMENT OF LEASE AGREEMENT (this "Assignment") is made and entered into as of September 3 , 1998, by and between MERIDIAN HEALTHCARE, INC., a Pennsylvania corporation formerly known as MHC Acquisition Corporation ("Assignor"), and ET SUB-MERIDIAN LIMITED PARTNERSHIP, L.L.P., a Virginia limited liability partnership or its permitted assignees or contributees ("Assignee").

      WHEREAS, pursuant to that certain Lease Agreement dated as of November 30, 1993, as amended by a certain Amendment No. 1 to Lease Agreement dated as of August 1, 1994 and as further amended by a certain Amendment No. 2 to Lease Agreement dated as of August 1, 1994 (collectively, the "Lease"), Heritage Associates Limited Partnership leased to Assignor the real property located in Baltimore County, Maryland and more particularly described on Exhibit A attached hereto, the improvements thereon and certain other real and personal property, all of which real and personal property comprise the skilled nursing facility known as the Heritage Center;

     WHEREAS, Assignor and Assignee are parties to that certain Asset Transfer Agreement of even date herewith (the "Purchase Agreement"), providing, among other things, for the sale, transfer, and conveyance to Assignee all of Assignor's right, title and interest in and to the Lease on the terms and conditions therein set forth; and

     WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign to Assignee all of Assignor's right, title and interest in and to the Lease and Assignee desires to assume all of Assignor's obligations under the Lease arising after the date hereof.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, Assignor and Assignee hereby agree as follows:

     1. Assignor does hereby grant, bargain, convey, transfer, assign and deliver to Assignee all of Assignor's right, title and interest in and to the Lease.

     2. Assignee hereby accepts all of the right, title and interest of Assignor in the Lease, and Assignee does hereby agree to assume and perform all of the covenants and obligations of Assignor under the Lease arising subsequent to the execution hereof.

     3. Assignor does hereby agree, from and after the date hereof upon the request of Assignee, to execute such other documents as Assignee may require in order to obtain the full benefit of this Assignment and Assignor's obligation hereunder.

     4. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     5. This Assignment, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and in accordance with the laws of the State of Maryland (but not including the choice-of-law rules thereof).

     6. This Assignment may be signed in two or more counterparts, none of which need contain the signatures of all of the parties hereto, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. It shall not be necessary in making proof of this Assignment to produce or account for more than the number of counterparts containing the respective signatures on behalf of all the parties hereto.

     7. All capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Purchase
Agreement.

     IN WITNESS WHEREOF, Assignor and Assignee have caused this
Assignment of Lease Agreement to be duly executed on their behalf as of the date first above written.

                                    ASSIGNOR:

                                    MERIDIAN HEALTHCARE, INC., a
                                    Pennsylvania corporation



                                    By:  /s/ Ira C. Gubernick
                                    Ira C. Gubernick
                                    Vice President


                                    ASSIGNEE:

                                    ET SUB-MERIDIAN LIMITED PARTNERSHIP,
                                    L.L.P., a Virginia limited
                                    partnership

                                    By: ET Meridian, L.L.C., a Delaware
                                        limited liability company, sole
                                        general partner



                                    By: /s/ Edward B. Romanov, Jr.
                                        Edward B. Romanov, Jr.
                                        Sole Member



                                Exhibit A

                            Legal Description



BEGINNING for the same on the North side of German Hill Road at the corner of Lot No. 6 running thence Westerly along the German Hill Road
204.96 feet to the whole outline of the property conveyed to the Cityco Realty Company by Ambrose Hessler thence Northerly along said outline
450.66 feet to Lot No. 38 thence Easterly along Lot No. 38, 207.93 feet to Lot No. 7 thence Southerly along Lots Nos. 7 and 6, 491.13 feet to the place of beginning.

BEING known and designated as Lot No. 5 on a Plat entitled "Beverly Farms" which plat is recorded among the Plat Records of Baltimore County in Plat Book W.P.C. No. 4, folio 80.

The improvements thereon being known as No. 7308 German Hill Road.

SAVING AND EXCEPTING THEREFROM all that strip of land of irregular dimensions containing 0.1764 acres, more or less, which was granted and conveyed by August H. Koch and Catherine Koch, his wife, to Baltimore County, Maryland, for the widening of German Hill Road by Deed dated March 5, 1964 and recorded among the Land Records of Baltimore County in Liber R.R.G. 4276, folio 285; reference to which Deed and Plat attached thereto is made for a more complete description thereof.